Exhibit 99.1

Nordson Corporation Reports Second Quarter Results for Fiscal 2009

  Revenue, operating margin and earnings per share improve sequentially over first quarter
  Second quarter selling and administrative expenses decline 25 percent versus same period a year ago
  Strong second quarter free cash flow of $40 million matches level of a year ago

WESTLAKE, Ohio--(BUSINESS WIRE)--May 21, 2009--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of its 2009 fiscal year. For the quarter ending April 30, 2009, revenue was $189 million and net income was $14 million. Diluted earnings per share were $0.41, inclusive of a $0.10 per share charge related to previously announced cost reduction activities and a $0.07 per share gain related to a one-time tax benefit. Prior year revenue, net income and diluted earnings per share were $294 million, $33 million and $0.97, respectively.

“As expected, Nordson’s second-quarter results were impacted by the continued global economic downturn. On a positive note, revenue, operating income and earnings per share for the quarter all improved sequentially,” said Chairman, President and Chief Executive Officer Edward P. Campbell. “Our management team has responded aggressively to difficult conditions through implementation of broad-based cost reduction activities, the pace and scope of which are exceeding initial expectations. These actions have protected profitability, as evidenced by the widening of operating margin over the first quarter from 7 percent to 10 percent.” Excluding restructuring charges, operating margin in the second quarter was 13 percent. Free cash flow increased 60 percent over the first quarter of 2009 to $40 million, a level approximately equal to last year’s second quarter.

Second Quarter Segment & Regional Results

“Within Adhesives Dispensing Systems, consumer non-durable end markets such as packaging and nonwovens have continued to remain more stable, enabling the segment to perform relatively well,” said Campbell. “Demand in semiconductor and electronics markets served by the Advanced Technology segment continued to be weak compared to a year ago, most notably in Asia Pacific. In the Industrial Coatings & Automotive segment, lack of capital spending in consumer durable end markets impacted sales. Overall, demand for aftermarket parts and the consumables portion of the company’s product portfolio remained more stable than did demand for systems.” Detailed sales by operating segment and geography are included in the accompanying tables.

Fiscal Year-to-Date Results

For the first half of fiscal 2009, sales were $375 million and net income was $25 million. First-half earnings per share on a diluted basis were $0.74, inclusive of $0.25 in charges related to restructuring activities and $0.17 in gains related to the sale of real estate assets and a one-time tax benefit. Prior year first-half revenue, net income and diluted earnings per share were $539 million, $54 million and $1.59 respectively.

“From an operating perspective, the cost savings activities we have implemented have the company on pace to realize $80 million in total selling and administrative expense savings during 2009, surpassing our previous estimate of $60 million,” added Campbell

Order Rates and Backlog

Order rates for the 12-week period ending May 17, 2009, measured in constant currency, decreased 25 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the second quarter was approximately $80 million, a decrease of 29 percent compared with $113 million at the end of the second quarter last year, and an increase of 4 percent compared with $77 million at the end of the first quarter of fiscal year 2009. Backlog amounts are calculated at April 30, 2009 exchange rates.

“The decline in year-over-year order rates reflects both the difficult economic environment and comparison against a very strong performance in 2008,” said Campbell. “On a sequential basis, order entry has improved in recent months. Specifically, average weekly-order volume during the past two and one-half months has increased 9 percent compared to the average in the first two months of the calendar year.”

Outlook

For the third quarter of fiscal year 2009, sales are expected to be in the range of $192 million to $202 million, reflecting continuing sequential improvement from the second quarter. Compared to the prior-year third quarter, currency translation is expected to produce an estimated 6 percent negative effect. Diluted earnings per share are expected to be in the range of $0.39 to $0.50, inclusive of a $0.03 per share charge associated with restructuring activities.

“We continue to operate the business under the assumption that a recovery will not occur in fiscal 2009,” said Campbell. “We will remain watchful throughout the second half of the year, matching resources with demand as necessary. Our strong balance sheet, solid margins, positive free cash flow and ample sources of credit continue to provide us with the flexibility to meet a variety of scenarios. While the cost reduction actions we have taken thus far have been aggressive, they have not impacted our ability to serve customers or maintain market share. As positive macro-economic signs begin to emerge, Nordson is well positioned to react opportunistically.”

Nordson will broadcast its second-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Friday, May 22, 2009 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jjaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in 32 countries.

A summary of sales, income, earnings and order rates is presented in the attached tables.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2009
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$188,840	$294,116	$375,448	$538,805
Cost of sales	85,957	128,243	165,328	233,073
Selling & administrative expenses	84,304	111,650	178,466	215,110

Operating profit	18,579	54,223	31,654	90,622

Interest expense - net	(1,579)	(4,013)	(4,170)	(9,143)
Other income (expense) - net	521	1,008	7,200	2,221

Income before income taxes	17,521	51,218	34,684	83,700
Income taxes	3,678	18,169	9,685	29,312

Net Income	$13,843	$33,049	$24,999	$54,388

Return on sales	7%	11%	7%	10%
Return on average shareholders' equity	10%	23%	9%	20%

Average common shares outstanding (000's)	33,555	33,525	33,540	33,571
Average common shares and common share equivalents (000's)	33,571	34,111	33,557	34,150

Per share:

Basic earnings	$.41	$.99	$.75	$1.62
Diluted earnings	$.41	$.97	$.74	$1.59

Dividends paid	$.1825	$.1825	$.365	$.365

SECOND QUARTER PERIOD
Period Ending April 30, 2009
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2009	2008

Cash and marketable securities	$19,638	$11,760
Receivables	152,253	224,813
Inventories	107,963	118,034
Other current assets	29,825	29,706
Total current assets	309,679	384,313

Property, plant & equipment - net	126,791	133,843
Other assets	643,146	648,513

	$1,079,616	$1,166,669

Notes payable and debt due within one year	$6,867	$46,351
Accounts payable and accrued liabilities	116,836	157,645
Total current liabilities	123,703	203,996

Long-term debt	230,350	238,550
Other liabilities	147,701	150,011
Total shareholders' equity	577,862	574,112

	$1,079,616	$1,166,669

Other information:

Employees	3,832	4,200

Common shares outstanding (000's)	33,591	33,708

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2009
(Unaudited)

SALES BY
BUSINESS	Second Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
SEGMENT	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

Adhesive dispensing systems	$111,325	$152,451	-18.7%	-8.3%	-27.0%	$215,646	$276,316	-15.0%	-7.0%	-22.0%
Advanced technology systems	49,973	93,773	-41.0%	-5.7%	-46.7%	106,514	177,667	-34.2%	-5.8%	-40.0%
Industrial coating & automotive systems	27,542	47,892	-38.5%	-4.0%	-42.5%	53,288	84,822	-33.7%	-3.5%	-37.2%

Total sales by business segment	$188,840	$294,116	-29.0%	-6.8%	-35.8%	$375,448	$538,805	-24.3%	-6.0%	-30.3%

OPERATING
PROFIT BY	Second Quarter					Year-to-Date
BUSINESS SEGMENT	2009	2008				2009	2008

Adhesive dispensing systems	$30,627	$38,681				$56,779	$66,819
Advanced technology systems	(539)	18,889				783	29,225
Industrial coating & automotive systems	(1,868)	4,520				(4,064)	5,370
Corporate	(9,641)	(7,867)				(21,844)	(10,792)

Total operating profit by business segment	$18,579	$54,223				$31,654	$90,622

SALES BY
GEOGRAPHIC	Second Quarter		% Growth over 2008			Year-to-Date		% Growth over 2008
REGION	2009	2008	Volume	Currency	Total	2009	2008	Volume	Currency	Total

United States	$55,025	$84,204	-34.7%	-	-34.7%	$111,400	$157,195	-29.1%	-	-29.1%
Americas	12,049	17,831	-20.2%	-12.2%	-32.4%	24,585	33,809	-15.7%	-11.6%	-27.3%
Europe	71,988	113,379	-22.7%	-13.8%	-36.5%	141,649	204,495	-17.9%	-12.8%	-30.7%
Japan	20,552	29,133	-30.7%	1.2%	-29.5%	39,517	49,373	-25.2%	5.2%	-20.0%
Asia Pacific	29,226	49,569	-36.2%	-4.8%	-41.0%	58,297	93,933	-32.6%	-5.3%	-37.9%

Total Sales by Geographic Region	$188,840	$294,116	-29.0%	-6.8%	-35.8%	$375,448	$538,805	-24.3%	-6.0%	-30.3%

SELECTED
SUPPLEMENTAL	Second Quarter					Year-to-Date
INFORMATION	2009	2008				2009	2008

Depreciation and amortization	$8,458	$7,814				$16,364	$15,547
Capital expenditures	$2,124	$5,758				$7,753	$10,122
Dividends paid	$6,124	$6,112				$12,236	$12,245

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 17, 2009
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-16%	United States	-22%
Advanced technology systems	-33%	Americas	-13%
Industrial coating & automotive systems	-35%	Europe	-29%
		Japan	-33%
Total	-25%	Asia Pacific	-20%

		Total	-25%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

CONTACT:
Nordson Corporation
Media & Investor Contact:
James R. Jaye, Director, Communications & Investor Relations
440-414-5639
jjaye@nordson.com